SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(AMENDMENT NO. 1)

(Rule 14d-100)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

XOMA Ltd.

(Name of Subject Company)

XOMA Ltd., as Issuer

(Names of Filing Persons (identifying status as offeror, issuer or other person))

6.50% CONVERTIBLE SENIOR NOTES DUE FEBRUARY 1, 2012

(Title of Class of Securities)

98417BAB2

(CUSIP Number of Class of Securities)

Christopher J. Margolin, Esq.

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7292

(Name, Address and Telephone Number of Persons Authorized to Receive Notices

and Communications on Behalf of filing persons)

Copies to:

James B. Bucher, Esq. Shearman & Sterling LLP 1080 Marsh Road Menlo Park, CA 94025 (650) 838-3600	Geoffrey E. Liebmann, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue Washington, D.C. 20004-2604 (202) 508-8000

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$64,200,000	$6,870
(1)	Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of December 16, 2005 of the maximum amount of 6.50% Convertible Senior Notes due February 1, 2012 (the “Existing Notes”) that may be received by the Registrant from tendering holders in the exchange offer.
(2)	Registration fee previously paid in connection with the Issuer’s Registration Statement on Form S-4 filed December 19, 2005.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $6,870

Form or Registration No.: Form S-4 (File No. 333-130441)

Filing Party: XOMA Ltd.

Date Filed: December 19, 2005

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

INTRODUCTORY STATEMENT

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by XOMA Ltd. (the “Company”) with the Securities and Exchange Commission on January 11, 2006, pursuant to Section 13(e) of the Securities Exchange Act of 1934, in connection with its offer to exchange up to $60,000,000 of its 6.50% Convertible SNAPsSM due February 1, 2012 (the “New Notes”) for all of its outstanding 6.50% Convertible Senior Notes due February 1, 2012 (the “Existing Notes”) upon the terms and subject to the conditions set forth in the preliminary prospectus dated January 10, 2006 (the “Prospectus”) and in the related Letter of Transmittal, which are Exhibit (a)(1) and Exhibit (a)(5) to this Amendment No.1.

Item 12.	Exhibits.

(a) (1)	Preliminary Prospectus, dated January 10, 2006, incorporated herein by reference to the Company’s Registration Statement on Form S-4 (File No. 333-130441).

(2)	Form of Convertible Senior Note Indenture between the Issuer and Wells Fargo Bank, National Association (the “Indenture”).***

(3)	Form of Dealer Manager Agreement.**

(4)	Form of Placement Agreement.**

(5)	Form of Letter of Transmittal.*

(6)	Form of Notice of Guaranteed Delivery.*

(7)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(8)	Form of Letter to Clients.*

(9)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(10)	Press Release issued January 11, 2006.

(b)	Not applicable.

(d) (1)	Memorandum of Continuance of XOMA Ltd. (previously filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed November 17, 1998, as amended).

(2)	Shareholder Rights Agreement dated as of February 26, 2003, by and between XOMA Ltd. and Mellon Investor Services LLC as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

(3)	Form of Common Stock Purchase Warrant (Incyte Warrants) (previously filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998).

(4)	Form of Common Share Purchase Warrant (January and March 1999 Warrants) (previously filed as Exhibit 5 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(5)	Form of Common Share Purchase Warrant (July 1999 Warrants) (previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999).

(6)	Form of Common Share Purchase Warrant (2000 Warrants) (previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(7)	Indenture dated as of February 7, 2005, between XOMA Ltd. and Wells Fargo Bank, National Association, as trustee (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 7, 2005 filed February 8, 2005).

(8)	1981 Share Option Plan as amended and restated (previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(9)	Form of Share Option Agreement for 1981 Share Option Plan (previously filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(10)	Amendment to 1981 Share Option Plan (previously filed as Exhibit 10.1B to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(11)	Amendment No. 2 to 1981 Share Option Plan (previously filed as Exhibit 10.1C to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(12)	Restricted Share Plan as amended and restated (previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(13)	Form of Share Option Agreement for Restricted Share Plan (previously filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(14)	Form of Restricted Share Purchase Agreement for Restricted Share Plan (previously filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(15)	Amendment to Restricted Share Plan (previously filed as Exhibit 10.2C to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(16)	Amendment No. 2 to Restricted Share Plan (previously filed as Exhibit 10.2D to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(17)	1992 Directors Share Option Plan as amended and restated (previously filed as Exhibit 10.3 to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(18)	Form of Share Option Agreement for 1992 Directors Share Option Plan (initial grants) (previously filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(19)	Form of Share Option Agreement for 1992 Directors Share Option Plan (subsequent grants) (previously filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(20)	2002 Director Share Option Plan (previously filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(21)	Management Incentive Compensation Plan as amended and restated (previously filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(22)	Amendment to Management Incentive Compensation Plan (previously filed as Exhibit 10.4A to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(23)	1998 Employee Share Purchase Plan (previously filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(24)	Amendment to 1998 Employee Share Purchase Plan (previously filed as Exhibit 10.5A to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(25)	Amendment to 1998 Employee Share Purchase Plan (previously filed as Exhibit 10.5B to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(26)	Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between the Company and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 filed June 28, 1996).

(27)	Amendment to Common Stock and Convertible Note Purchase Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999).

(28)	Convertible Subordinated Note Agreement, dated as of April 22, 1996, between the Company and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-3 filed June 28, 1996).

(29)	Amendment to Convertible Subordinated Note Agreement, dated as of June 13, 1996, between the Company and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-3 filed June 28, 1996).

(30)	Second Amendment to Convertible Subordinated Note Agreement, dated as of April 14, 1999, between the XOMA Ltd. and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999).

(31)	Amended and Restated Convertible Secured Note Agreement (Development Loan), dated as of March 31, 2003 (previously filed as Exhibit 3 to the Company’s Amendment No. 1 to Form 8-K/A, dated March 31, 2003 filed April 18, 2003).

(32)	Secured Note Agreement (Commercial Launch Loan), dated as of March 31, 2003 (previously filed as Exhibit 4 to the Company’s Amendment No. 1 to Form 8-K/A, dated March 31, 2003 filed April 18, 2003).

(33)	Registration Rights Agreement, dated as of March 31, 2003, by and between XOMA Ltd. and Genentech, Inc. (previously filed as Exhibit 6 to the Company’s Amendment No. 1 to Form 8-K/A, dated March 31, 2003 filed April 18, 2003).

(34)	Registration Rights Agreement dated as of July 9, 1998, by and among the Company and Incyte Pharmaceuticals, Inc. (previously filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998).

(35)	Form of Subscription Agreement, dated as of January 28, 1999, by and between XOMA Ltd. and the purchasers of Common Shares in the January 1999 Private Placement (previously filed as Exhibit 2 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(36)	Form of Registration Rights Agreement, dated as of January 28, 1999, by and between XOMA Ltd. and the purchasers of Common Shares in the January 1999 Private Placement (previously filed as Exhibit 3 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(37)	Form of Escrow Agreement, dated as of January 28, 1999, by and between XOMA Ltd., Brian W. Pusch, as Escrow Agent and the purchasers of Common Shares in the January 1999 Private Placement (previously filed as Exhibit 4 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(38)	Form of Subscription Agreement, dated as of February 8, 2000, by and between XOMA Ltd. and the purchasers of Common Shares in the February 2000 Private Placement (previously filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(39)	Form of Registration Rights Agreement, dated as of February 11, 2000, by and between XOMA Ltd. and the purchasers of Common Shares in the February 2000 Private Placement (previously filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(40)	Form of Registration Rights Agreement, dated as of February 11, 2000, by and between XOMA Ltd. and the placement agents in the February 2000 private placement (previously filed as Exhibit 5 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(41)	Investment Agreement, dated as of November 26, 2001, by and among the Company, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 3 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 as amended by Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002).

(42)	Convertible Subordinated Promissory Note dated November 26, 2001, (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 4 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 as amended by Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002).

(43)	Amendment No. 1 to Convertible Subordinated Promissory Note dated November 5, 2002 (previously filed as Exhibit 10.3A to the Company’s Registration Statement on Form S-3 filed November 6, 2002).

(44)	Registration Rights Agreement dated as of November 26, 2001, by and among the Company, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 5 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 as amended by Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002).

(45)	Registration Rights Agreement dated as of February 7, 2005, between XOMA Ltd. and J.P. Morgan Securities Inc. on behalf of the initial purchasers (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated February 7, 2005 filed February 8, 2005).

(46)	Secured Note Agreement, dated as of May 26, 2005, by and between Chiron Corporation and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2005).

(g)	The information set forth in response to Item 12(a)(1) of this Schedule TO is incorporated herein by reference.

(h)	Not applicable.

*	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-130441) and incorporated herein by reference.
**	Filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (file No. 333-130441) and incorporated by reference herein.
***	Filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (file No. 333-130441) and incorporated by reference herein.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

XOMA Ltd.

/S/ CHRISTOPHER J. MARGOLIN
Name: Christopher J. Margolin
Title: Vice President, General Counsel and Secretary

Date: February 2, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
(a)(1)	Preliminary Prospectus, dated January 10, 2006, incorporated herein by reference to the Company’s Registration Statement on Form S-4 (File No. 333-130441).

(a)(2)	Form of Convertible Senior Note Indenture between the Issuer and Wells Fargo Bank, National Association.***

(a)(3)	Form of Dealer Manager Agreement**

(a)(4)	Form of Placement Agreement**

(a)(5)	Form of Letter of Transmittal.*

(a)(6)	Form of Notice of Guaranteed Delivery.*

(a)(7)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(8)	Form of Letter to Clients.*

(a)(9)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(10)	Press release issued January 11, 2006.

(d)(1)	Memorandum of Continuance of XOMA Ltd. (previously filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-4 filed November 17, 1998, as amended).

(2)	Shareholder Rights Agreement dated as of February 26, 2003, by and between XOMA Ltd. and Mellon Investor Services LLC as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

(3)	Form of Common Stock Purchase Warrant (Incyte Warrants) (previously filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998).

(4)	Form of Common Share Purchase Warrant (January and March 1999 Warrants) (previously filed as Exhibit 5 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(5)	Form of Common Share Purchase Warrant (July 1999 Warrants) (previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999).

(6)	Form of Common Share Purchase Warrant (2000 Warrants) (previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(7)	Indenture dated as of February 7, 2005, between XOMA Ltd. and Wells Fargo Bank, National Association, as trustee (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 7, 2005 filed February 8, 2005).

(8)	1981 Share Option Plan as amended and restated (previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(9)	Form of Share Option Agreement for 1981 Share Option Plan (previously filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(10)	Amendment to 1981 Share Option Plan (previously filed as Exhibit 10.1B to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(11)	Amendment No. 2 to 1981 Share Option Plan (previously filed as Exhibit 10.1C to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(12)	Restricted Share Plan as amended and restated (previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(13)	Form of Share Option Agreement for Restricted Share Plan (previously filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

Exhibit Number	Description
(14)	Form of Restricted Share Purchase Agreement for Restricted Share Plan (previously filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(15)	Amendment to Restricted Share Plan (previously filed as Exhibit 10.2C to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(16)	Amendment No. 2 to Restricted Share Plan (previously filed as Exhibit 10.2D to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(17)	1992 Directors Share Option Plan as amended and restated (previously filed as Exhibit 10.3 to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(18)	Form of Share Option Agreement for 1992 Directors Share Option Plan (initial grants) (previously filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(19)	Form of Share Option Agreement for 1992 Directors Share Option Plan (subsequent grants) (previously filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(20)	2002 Director Share Option Plan (previously filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(21)	Management Incentive Compensation Plan as amended and restated (previously filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(22)	Amendment to Management Incentive Compensation Plan (previously filed as Exhibit 10.4A to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(23)	1998 Employee Share Purchase Plan (previously filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-8 filed August 28, 2003).

(24)	Amendment to 1998 Employee Share Purchase Plan (previously filed as Exhibit 10.5A to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(25)	Amendment to 1998 Employee Share Purchase Plan (previously filed as Exhibit 10.5B to the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

(26)	Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between the Company and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 filed June 28, 1996).

(27)	Amendment to Common Stock and Convertible Note Purchase Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999).

(28)	Convertible Subordinated Note Agreement, dated as of April 22, 1996, between the Company and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-3 filed June 28, 1996).

(29)	Amendment to Convertible Subordinated Note Agreement, dated as of June 13, 1996, between the Company and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-3 filed June 28, 1996).

Exhibit Number	Description
(30)	Second Amendment to Convertible Subordinated Note Agreement, dated as of April 14, 1999, between the XOMA Ltd. and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999).

(31)	Amended and Restated Convertible Secured Note Agreement (Development Loan), dated as of March 31, 2003 (previously filed as Exhibit 3 to the Company’s Amendment No. 1 to Form 8-K/A, dated March 31, 2003 filed April 18, 2003).

(32)	Secured Note Agreement (Commercial Launch Loan), dated as of March 31, 2003 (previously filed as Exhibit 4 to the Company’s Amendment No. 1 to Form 8-K/A, dated March 31, 2003 filed April 18, 2003).

(33)	Registration Rights Agreement, dated as of March 31, 2003, by and between XOMA Ltd. and Genentech, Inc. (previously filed as Exhibit 6 to the Company’s Amendment No. 1 to Form 8-K/A, dated March 31, 2003 filed April 18, 2003).

(34)	Registration Rights Agreement dated as of July 9, 1998, by and among the Company and Incyte Pharmaceuticals, Inc. (previously filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998).

(35)	Form of Subscription Agreement, dated as of January 28, 1999, by and between XOMA Ltd. and the purchasers of Common Shares in the January 1999 Private Placement (previously filed as Exhibit 2 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(36)	Form of Registration Rights Agreement, dated as of January 28, 1999, by and between XOMA Ltd. and the purchasers of Common Shares in the January 1999 Private Placement (previously filed as Exhibit 3 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(37)	Form of Escrow Agreement, dated as of January 28, 1999, by and between XOMA Ltd., Brian W. Pusch, as Escrow Agent and the purchasers of Common Shares in the January 1999 Private Placement (previously filed as Exhibit 4 to the Company’s Amendment No. 1 on Form 8-K/A dated January 28, 1999 filed February 18, 1999, as amended).

(38)	Form of Subscription Agreement, dated as of February 8, 2000, by and between XOMA Ltd. and the purchasers of Common Shares in the February 2000 Private Placement (previously filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(39)	Form of Registration Rights Agreement, dated as of February 11, 2000, by and between XOMA Ltd. and the purchasers of Common Shares in the February 2000 Private Placement (previously filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(40)	Form of Registration Rights Agreement, dated as of February 11, 2000, by and between XOMA Ltd. and the placement agents in the February 2000 private placement (previously filed as Exhibit 5 to the Company’s Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000).

(41)	Investment Agreement, dated as of November 26, 2001, by and among the Company, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 3 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 as amended by Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002).

Exhibit Number	Description
(42)	Convertible Subordinated Promissory Note dated November 26, 2001, (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 4 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 as amended by Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002).

(43)	Amendment No. 1 to Convertible Subordinated Promissory Note dated November 5, 2002 (previously filed as Exhibit 10.3A to the Company’s Registration Statement on Form S-3 filed November 6, 2002).

(44)	Registration Rights Agreement dated as of November 26, 2001, by and among the Company, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 5 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 as amended by Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002).

(45)	Registration Rights Agreement dated as of February 7, 2005, between XOMA Ltd. and J.P. Morgan Securities Inc. on behalf of the initial purchasers (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated February 7, 2005 filed February 8, 2005).

(46)	Secured Note Agreement, dated as of May 26, 2005, by and between Chiron Corporation and XOMA (US) LLC (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2005).

(g)	See Exhibit (a)(1) above.

*	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-130441) and incorporated herein by reference.
**	Filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (file No. 333-130441) and incorporated by reference herein.
***	Filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (file No. 333-130441) and incorporated by reference herein.